UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 16, 2024
Star Equity Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35947	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 Forest Ave, Suite 101
Old Greenwich, CT 06870
(Address of principal executive offices, including zip code)

(203) 489-9500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRR	NASDAQ Global Market
Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	STRRP	NASDAQ Global Market
Series C Participating Preferred Stock, par value $0.0001 per share Purchase Rights
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§232.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Purchase Agreement
Dual escrow
On October 16, 2024, Star Equity Holdings, Inc. (the “Issuer”) entered into a purchase and sale agreement (the “LTI Purchase Agreement”) with LTI8000 LLC (the “Property Owner”), an unaffiliated third party. Under the terms of the LTI Purchase Agreement, the Property Owner agreed to sell its property located at 1607 Pine Street, Prescott, Wisconsin (the “Prescott Premises”) to the Issuer, for a total purchase price of $2.1 million plus closing costs. Edgebuilder Inc. (“Edgebuilder”) a wholly-owned subsidiary of the Issuer currently leases the Prescott Premises from the Property Owner.
On October 18, 2024, the Issuer entered into a purchase and sale agreement (the “DWG Purchase Agreement”) with DWG Capital Partners, LLC (“DWG”), an unaffiliated third party, pursuant to which the parties agreed to consummate a sale and leaseback transaction. Under the terms of the DWG Purchase Agreement, the Issuer agreed to sell the Prescott Premises to DWG, for a total purchase price of $2.6 million. The net proceeds to be received by the Issuer from the DWG Purchase Agreement will be reduced by transaction commissions and expenses incurred in connection with the sale.
The LTI Purchase Agreement and DWG Purchase Agreement (collectively, “Prescott Purchase Agreements”) are to close contemporaneously, facilitated by a double escrow agreement.
Simultaneous with the consummation of the DWG Purchase Agreement, the Issuer, or its affiliate, will enter into a commercial single-tenant triple net lease (the “Lease Agreement”) with DWG, or its affiliate (collectively the “Buyer”), pursuant to which Edgebuilder will lease back from the Buyer the Prescott Premises for a term commencing upon the execution of the Lease Agreement and ending on the 20th anniversary thereof, unless earlier terminated or extended for two renewal periods for an additional 10 years each in accordance with the terms of the Lease Agreement. Pursuant to the Lease Agreement, Edgebuilder will also be responsible for all monthly expenses related to the leased facilities, including insurance premiums, taxes and other expenses, such as utilities. The Issuer will guarantee the obligations of Edgebuilder under the Lease Agreement.
The Issuer anticipates that the closing of the Prescott Purchase Agreements, including the execution of the Lease Agreement will occur in the fourth calendar quarter of 2024, subject to the satisfaction of certain customary closing conditions and contingencies for transactions of this type. Such contingencies include satisfactory title and insurance commitment, satisfactory survey review, environmental condition review, the Buyer’s ability to obtain appropriate financing, and satisfaction of other due diligence items as set forth in the Prescott Purchase Agreements. There will be no disruption of the Seller’s operations as a result of the Prescott Purchase Agreements and Lease Agreement, as the Issuer will continue to operate a factory at the Prescott Premises pursuant to the Lease Agreement.
The foregoing summaries of the LTI Purchase Agreement and DWG Purchase Agreement are qualified in their entirety by reference to the full text of such agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and 10.2, respectively, and which are incorporated by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits:

Exhibit No.	Description

10.1*	Purchase and Sale Agreement of 1607 Pine Street, dated as of October 16, 2024, by and between Star Equity Holdings, Inc. and LTI8000 LLC.
10.2*	Purchase and Sale Agreement of 1607 Pine Street, dated as of October 18, 2024, by and between Star Equity Holdings, Inc. and DWG Capital Partners, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* The schedules and exhibits to this Exhibit have been omitted. The Company agrees to furnish a copy of the omitted schedules and exhibits to the Securities and Exchange Commission on a supplemental basis upon its request

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Equity Holdings, Inc.

By:	/s/ Richard K. Coleman, Jr.
Richard K. Coleman, Jr. Chief Executive Officer
Date:     October 22, 2024